Exhibit 3.1

STATEMENT TO AMEND AND RESTATE THE

SECOND AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

GENERAL MARITIME CORPORATION

UNDER SECTION 93 OF THE

BUSINESS CORPORATIONS ACT

The undersigned, Leonard J. Vrondissis, Chief Financial Officer and Executive Vice President of General Maritime Corporation, a corporation incorporated under the laws of the Republic of the Marshall Islands, for the purpose of amending and restating the Second Amended and Restated Articles of Incorporation of said Corporation pursuant to section 93 of the Business Corporations Act, hereby certifies that:

1.              The name of the Corporation is: GENERAL MARITIME CORPORATION

2.              The Corporation’s original Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on August 1, 2008. The Corporation’s First Amended and Restated Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on May 17, 2012. The Corporation’s Second Amended and Restated Articles of Incorporation were filed with the Marshall Islands Registrar of Corporations on December 11, 2013.

3.              Articles One through Eighteen of the Second Amended Articles of Incorporation are hereby replaced by the Third Amended and Restated Articles of Incorporation attached hereto.

4.              These Amended and Restated Articles of Incorporation were authorized by actions of the Board of Directors and shareholders of the Corporation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Third Amended and Restated Articles of Incorporation on this 7th day of May, 2015.

/s/ Leonard J. Vrondissis
Name:	Leonard J. Vrondissis
Title:	Chief Financial Officer &
Executive Vice President

THIRD AMENDED AND RESTATED
ARTICLES OF INCORPORATION OF
GENER8 MARITIME, INC.

PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT

FIRST:  The name of the corporation shall be Gener8 Maritime, Inc. (the “Corporation”).

SECOND:  The purpose of the Corporation is to engage in any lawful business purpose or purposes for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

THIRD:  The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960.  The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

FOURTH:  The aggregate number of registered shares of stock which the Corporation shall have authority to issue is two hundred and fifty million (250,000,000), of which two hundred and twenty five million (225,000,000) registered shares shall be designated as common stock with a par value of one United States cent (US$.01) per share, and of which twenty five million (25,000,000) registered shares shall be designated as preferred stock with a par value of one United States cent (US$.01).

Upon the filing of these Third Amended and Restated Articles of Incorporation with the Registrar of Corporations (the “Filing Time”), each share of Class A Common Stock authorized under the Corporation’s Second Amended and Restated Articles of Incorporation which is outstanding or held in treasury immediately before the Filing Time shall automatically, without further action on the part of the Corporation or any holder of Class A Common Stock, be reclassified and converted so that, at the Filing Time, each share of Class A Common Stock will become one new validly issued, fully paid and nonassessable share of common stock authorized hereunder.  Each holder of such Class A Common Stock shall exchange with the Corporation each certificate evidencing such Class A Common Stock held by such holder for a certificate or book entry credit evidencing the common stock to be issued pursuant to this Article Fourth. The reclassification and conversion of such Class A Common Stock will be deemed to occur at the Filing Time, regardless of when and whether any certificates previously representing such shares of Class A Common Stock (if such shares are in certificated form) are physically surrendered to the Corporation in exchange for certificates or book entry credits representing such new common stock.

Upon the Filing Time, each share of Class B Common Stock authorized under the Corporation’s Second Amended and Restated Articles of Incorporation which is outstanding or held in treasury immediately before the Filing Time shall automatically, without further action on the part of the Corporation or any holder of Class B Common Stock, be reclassified and converted so that, at the Filing Time, each share of Class B Common Stock will become one new validly issued, fully paid and nonassessable share of common stock authorized hereunder.  Each holder of such Class B Common Stock shall exchange with the Corporation each certificate evidencing such Class B Common Stock held by such holder for a certificate or book entry credit evidencing the common stock to be issued pursuant to this Article Fourth. The reclassification and conversion of such Class B Common Stock will be deemed to occur at the Filing Time, regardless of when and whether any certificates previously representing such shares of Class B Common Stock (if such shares are in certificated form) are physically surrendered to the Corporation in exchange for certificates or book entry credits representing such new common stock.

The rights, preferences and limitations of said classes of stock are as follows:

1.                                      The preferred stock may be issued from time to time by the Board of Directors as shares of one or more series of preferred stock, and the Board of Directors is expressly authorized, prior to issuance, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:

(a)                                 The distinctive serial designation of such series which shall distinguish it from other series;

(b)                                 The number of shares included in such series, which number may be increased or decreased from time to time to the extent unissued, authorized shares of preferred stock remain available for such purpose, unless otherwise provided by the Board of Directors in creating the series;

(c)                                  The annual dividend or other rate (or method for determining such rate), if any, for shares of such series and the date or dates upon which such dividends shall be payable;

(d)                                 Whether dividends on the shares of such series shall be preferred, participating, cumulative, or any combination thereof and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining the date or dates) from which dividends on the shares of such series shall be cumulative;

(e)                                  The amount or amounts (or the method for determining the amount or amounts) which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(f)                                   The price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

(g)                                  The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

(h)                                 The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates (or method for determining same) of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder or the Corporation into shares of any class of stock or into shares of any other series of preferred stock;

(i)                                     The voting rights, if any, of the shares of such series in addition to those required by law;

(j)                                    The ranking of the shares of the series as compared with shares of other series of preferred stock and common stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(k)                                 Any other relative rights, preferences, qualifications, restrictions or limitations of the shares of the series not inconsistent herewith or with applicable law.

2.                                      No holder of common stock or of preferred stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, except as provided in the Statement of Designation related to a given series of preferred stock or as fixed by the Board of Directors in accordance with paragraph 1 of this Article Fourth.

3.                                      Except as otherwise provided by the Board of Directors in accordance with paragraph 1 above in respect of any series of preferred stock, all voting rights of the Corporation shall be vested exclusively in the holders of the common stock who shall be entitled to one vote per share and shall be entitled to notice of any shareholders meeting and to vote upon any such matters as provided in the bylaws of the Corporation or as may be provided by law.  Except for and subject to those rights expressly granted to holders of preferred stock or except as may be provided by the laws of the Republic of the Marshall Islands, the holders of common stock shall have exclusively all other rights of shareholders, including, without limitation, (i) the right to receive dividends, when and as declared by the Board of Directors of the Corporation, out of assets lawfully available therefor, and (ii) in the event of any distribution or assets upon a liquidation or otherwise, the right to receive all the assets and funds of the Corporation remaining after the payment to the holders of the preferred stock, if any, of the specific amounts which they are entitled to receive upon such distribution.

FIFTH:  The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.

SIXTH:  (a)  From and after the consummation of the first underwritten public offering by the Corporation registered under the Securities Act of 1933, as amended, after May 17, 2012 (the “IPO”), the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, and which are hereby designated as Class I, Class II and Class III respectively and with the term of office of one or another of the three classes expiring each year.  Subject to the preceding sentence, upon the initial creation of the three classes and the creation of any new directorships thereafter, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by vote of a majority of the members of the Board of Directors then in office.  The initial term of office of Class I shall expire at the first annual meeting of shareholders following the consummation of the IPO, the initial term of office of Class II shall expire at the second annual meeting of shareholders following the consummation of the IPO and the initial term of office of Class III shall expire at the third annual meeting of shareholders following the consummation of the IPO. Commencing with the first annual meeting of shareholders following the consummation of the IPO, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. If the number of directors is changed, any increase or decrease shall be apportioned among the classes in such manner as the Board of Directors shall determine, so as to be consistent with the first sentence of this paragraph, but no decrease in the number of directors may shorten the term of any incumbent director whether or not the Board of Directors is classified.

(b)                                 Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority (or, following consummation of the IPO, 66 2/3%) of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office, in the event that the Board of Directors is classified pursuant to this Article Sixth, until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified, and in the event that the Board of Directors is not classified pursuant to this Article Sixth, until the next annual meeting of shareholders and until such director’s successor is elected and has qualified.

(c)                                  Notwithstanding paragraphs (a) and (b) of this Article Sixth, and except as otherwise required by law or provided in the rights, preferences or limitations in the series of preferred stock, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect or appoint one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected or appointed, and the terms of the director or directors elected or appointed by such holders shall expire at the next succeeding annual meeting of shareholders.

(d)                                 Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), from and after the consummation of the IPO, any director or the entire Board of Directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) cast at a meeting of the shareholders called for that purpose. Notwithstanding the foregoing, both prior to and following the IPO, and except as otherwise required by law, whenever the holders of any one or more series of preferred stock shall have the right, voting separately as a class, to elect or appoint one or more directors of the Corporation, the provisions of this Section (d) of this Article Sixth shall not apply with respect to the director or directors elected or appointed by such holders of preferred stock.

(e)                                  Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election.  Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(f)                                   Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), and subject to any rights of the holders of preferred shares, following the consummation of the IPO the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Sixth.

SEVENTH: The Board of Directors is expressly authorized to make, amend, alter or repeal bylaws of the Corporation by a vote of not less than a majority of the members of the Board of Directors then in office (or, following consummation of the IPO, a majority of the entire Board of Directors), and the shareholders may not make additional bylaws and may not alter, amend or repeal any bylaw, except where such power to amend or repeal is expressly granted by the BCA. Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), following consummation of the IPO, the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Seventh.

EIGHTH:  (a)  Except as provided in this Article Eighth, special meetings of the shareholders may be called exclusively by the Board of Directors, who shall state the purpose or purposes of the proposed special meeting.  The business transacted at any special meeting of shareholders shall be limited to the purposes stated in the notice of such meeting.  If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the organization of the Corporation or after its last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call. The Secretary of the Corporation upon receiving the written demand shall promptly give notice of such meeting, or if the secretary fails to do so within five (5) Business Days thereafter, any shareholder signing such demand may give such notice. The notice for any special meeting of shareholders shall state the purpose or purposes of the proposed special meeting.

(b)                                 Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

(c)                                  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), following consummation of the IPO, the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eighth.

NINTH: (a) Following the consummation of the IPO, the Corporation shall not be permitted to engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which such Person became an Interested Shareholder, unless:

(1)                                 prior to such time, the Board of Directors approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder; or

(2)                                 upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (but not the outstanding Voting Stock owned by the Interested Shareholder) those shares owned (i) by Persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3)                                 at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding Voting Stock that is not owned by the Interested Shareholder; or

(4)                                 the shareholder is Peter C. Georgiopoulos or an Affiliate or Associate thereof; or

(5)                                 the shareholder is the owner of 15% or more of the outstanding Voting Stock of the Corporation at the time of the consummation of the IPO.

(b)                                 The restrictions contained in this section shall not apply if:

(1)                                 A shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)                                 The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a Person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

The proposed transactions referred to in the preceding sentence are limited to:

(I)                                   a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(II)                              a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or

(III)                         a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Corporation.

Following the consummation of the IPO, the Corporation shall be obligated to give not less than 20 days’ notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (I) or (II) of the second sentence of this paragraph.

(c)                                  For the purpose of this Article Ninth only, the term:

(1)                                 “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, another Person.

(2)                                 “Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the Owner of 20% or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person.

(3)                                 “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)                                     Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and, as a result of such merger or consolidation, Paragraph (a) of this Article Ninth is not applicable to the surviving entity;

(ii)                                  Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(iii)                               Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares of the Corporation, or any shares of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such; (B) pursuant to a merger with or into a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company incorporated under the BCA of which, as a result of the merger, the Corporation or its successor is a direct or indirect wholly-owned subsidiary incorporated or organized as a limited liability company under the laws of the Republic of the Marshall Islands and shareholders of the corporation do not recognize gain or loss for United States federal income tax or Marshall Islands income tax purposes as determined by the Board of Directors and, provided that, immediately following the effective time of the merger, the (x) directors of the Corporation immediately prior to the merger are or become the directors of the holding company upon the effective time of the merger, (y) the articles of incorporation and bylaws of the holding company immediately following the effective time of the merger contain provisions identical to the articles of incorporation and bylaws of the Corporation immediately prior to the effective time of the merger and (z) the organizational documents of the surviving entity are identical to the articles of incorporation of the Corporation immediately prior to the effective time of the merger (other than, in the case of clauses (y) and (z), provisions, if any, regarding the incorporator or incorporators, the corporate name, the registered office and agent, the initial board of directors and the initial subscribers for shares and such provisions contained in any amendment to the articles of incorporation as were necessary to effect a change, exchange, reclassification, subdivision, combination or cancellation of stock, if such change, exchange, reclassification, subdivision, combination or cancellation has become effective and, in the case of clause (z), references to members rather than shareholders, references to interests, units or the like rather than stock or shares, references to managers, managing members or other members of the governing body rather than directors), provided, however, that the organizational documents of the surviving entity shall contain provisions requiring that any act or transaction by or involving the surviving entity, other than the election or removal of directors or managers, managing members or other members of the governing body of the surviving entity, that requires for its adoption under the BCA (assuming such requirements were applicable to any surviving entity that is not a corporation) or its organizational documents the approval of the shareholders or members of the surviving entity shall, in addition, require the approval by the shareholders of the holding company (or any successor by merger) by the same vote as is required by the BCA and/or the organizational documents of the surviving entity; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided however, that in no case under items (C) — (E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Corporation or of the Voting Stock of the Corporation;

(iv)                              Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares of the Corporation, or securities convertible into any class or series of shares of the Corporation, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)                                 Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i) — (iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(4)                                 “Control,” including the terms “Controlling,” “Controlled by” and “under common Control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the Owner of 20% or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have Control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of Control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more Owners who do not individually or as a group have Control of such entity.

(5)                                 “Interested Shareholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the Owner of 15% or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the Owner of 15% or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Shareholder; and the Affiliates and Associates of such Person; provided, however, that the term “Interested Shareholder” shall not include any Person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such Person shall be an Interested Shareholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such Person. For the purpose of determining whether a Person is an Interested Shareholder, the Voting Stock of the Corporation deemed to be outstanding shall include Voting Stock deemed to be owned by the Person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(6)                                 “Person” means any individual, corporation, partnership, unincorporated association or other entity.

(7)                                 “Voting stock” means, with respect to any corporation, shares of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.

(8)                                 “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a Person that individually or with or through any of its Affiliates or Associates:

(i)                                     Beneficially owns such shares, directly or indirectly; or

(ii)                                  Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the Owner of shares tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered shares are accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Owner of any shares because of such Person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or

(iii)                               Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, such shares.

(d)                                 Any amendment of this Article Ninth following consummation of the IPO shall not be effective until 12 months after the approval of such amendment at a meeting of the shareholders of the Corporation and shall not apply to any Business Combination between the Corporation and any Person who became an Interested Shareholder of the Corporation at or prior to the time of such approval.

(e)                                  Notwithstanding any other provisions of these Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the bylaws of the Corporation), following consummation of the IPO, the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.

TENTH: A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of fiduciary duty in such capacity except that the liability of a director shall not be eliminated or limited (i) for any breach of such director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA’s amended provisions pertain. Any repeal or modification of this Article Tenth by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

ELEVENTH: If a meeting of shareholders is adjourned for lack of quorum on two successive occasions, at the next and any subsequent adjournment of the meeting there must be present either in person or by proxy shareholders of record holding at least forty-percent (40%) of the issued and outstanding stock and entitled to vote at such meeting in order to constitute a quorum.

TWELFTH: Unless otherwise expressly approved by the Board, prior to the Restriction Release Date, no Equity Securities of the Corporation shall be Transferred, if such Transfer would (i) result in there being more than 200 holders of record (as determined pursuant to Section 12(g) of the Exchange Act, with each Participant being a single holder of record for these purposes) of such class of Equity Securities, or (ii) otherwise require the Corporation to register any class of Equity Securities under the Exchange Act or any other applicable federal or state securities laws.

No employee or agent of the Corporation, including any Transfer Agent on the books maintained by such Transfer Agent for that purpose, will record any purported Transfer in violation of this Article Twelfth, and any such purported Transfer will be null and void, and will not be recognized by the Corporation, for any or all purposes. Without limitation, the intended Transferee in any such purported Transfer of Equity Securities will not be recognized as a shareholder of the Corporation (hereinafter referred to in Articles Twelfth through Seventeenth as a “shareholder”) for any purpose whatsoever and will not be entitled with respect to such Equity Securities to any rights of shareholders, including without limitation the rights to vote such Equity Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any.

The Board will have the sole power to make determinations regarding compliance with this Article Twelfth and any matters related thereto; and the good faith determination of the Board on such matters will be conclusive and binding for all purposes of this Article Twelfth; provided, however, the Board may designate a committee of the Board or an officer of the Corporation to make any determination or approval required by this Article Twelfth.

Each certificate representing Equity Securities issued prior to the Restriction Release Date, other than global stock certificates deposited with or for the benefit of the DTC and registered in the name of Cede & Co. or any other nominee of the DTC, will contain the legend that refers to the restrictions set forth in this Article Twelfth as follows:

“THE TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO RESTRICTIONS PURSUANT TO ARTICLE TWELFTH OF THE THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION OF GENER8 MARITIME, INC.  GENER8 MARITIME, INC. WILL FURNISH A COPY OF ITS THIRD AMENDED AND RESTATED ARTICLES OF INCORPORATION TO THE HOLDER OF RECORD OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.”

Any Transfer or attempted Transfer of any Equity Securities in violation of any provision of these articles of incorporation shall be void, and the Corporation shall not record such Transfer on its books or treat any purported Transferee of such Equity Securities as the owner of such Equity Securities for any purpose.

No shareholder shall avoid the provisions of these Articles of Incorporation by (x) making one or more Transfers to one or more Permitted Transferees and then disposing of all or any portion of such shareholder’s interest in any such Permitted Transferee, or (y) issuing or permitting any

Transfer of any legal or beneficial interests in such shareholder other than to the current direct and indirect holders of such interests.

The provisions of this Article Twelfth shall terminate and cease to be of any further force and effect upon consummation of the IPO.

THIRTEENTH: In connection with the IPO, no holder of Equity Securities shall (i) offer, sell, contract to sell, pledge or otherwise dispose of (including sales pursuant to Rule 144 promulgated under the Securities Act), directly or indirectly, any Equity Securities of the Corporation (including Equity Securities which may be deemed to be owned beneficially by such holder in accordance with the rules and regulations of the Securities and Exchange Commission), or any securities, options, or rights convertible into or exchangeable or exercisable for shares of Equity Securities (“Other Securities”), (ii) enter into a transaction which would have the same effect as described in clause (i) of this Article Thirteenth, (iii) enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences or ownership of any equity securities or Other Securities, whether such transaction is to be settled by delivery of such equity securities, Other Securities, in cash or otherwise, or (iv) publicly disclose the intention to enter into any transaction described in (i), (ii) or (iii) above, from the date on which the Corporation gives notice to the holders of shares of Equity Securities that a preliminary prospectus has been circulated for the IPO to the date that is 180 days following the date of the final prospectus for the IPO (subject to any customary extension requested by the underwriters) following the date of the final prospectus for the IPO (or such shorter period as agreed to by the underwriters designated as “book-runners” managing such public offering), unless such book-runners otherwise agree in writing (such period, the “Holdback Period”).  If (1) the Corporation issues an earnings release or other material news or a material event relating to the Corporation and its subsidiaries occurs during the last 17 days of the Holdback Period or (2) prior to the expiration of the Holdback Period, the Corporation announces that it will release earnings results during the 16-day period beginning upon the expiration of the Holdback Period, then to the extent necessary for a managing or co-managing underwriter of the IPO to comply with Financial Industry Regulatory Authority Rule 2711(f)(4), the Holdback Period shall be extended until 18 days after the earnings release or the occurrence of the material news or event, as the case may be (such period referred to herein as the “Holdback Extension”).  The Corporation may impose stop-transfer instructions with respect to its securities that are subject to the foregoing restriction until the end of such period, including any period of Holdback Extension.

In connection with the IPO, each holder of Equity Securities of the Corporation shall enter into any lockup or similar agreement with the underwriters managing the IPO as the Board may request.

FOURTEENTH: All shares of Class A Common Stock issued under its Second Amended Joint Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code (other than to Oaktree) shall be issued in book-entry form, and DTC or its nominee shall be the holder of record of such shares.  Such shares may be represented by one or more global certificates registered with an agent for such shares, in the name of, and deposited with, DTC or its nominee. The ownership interest of each holder of such shares, and Transfers of ownership interests therein, will be recorded on the records of the direct and indirect participants in DTC. All recipients of such shares shall be required to designate a direct or indirect participant in DTC with whom such holder has an account into which such shares may be deposited.

The provisions of this Article Fourteenth shall terminate and cease to be of any further force and effect upon consummation of the IPO.

FIFTEENTH: Subject to the provisions of Section 81 of the BCA, prior to and as a condition to any shareholder receiving any confidential and proprietary information or trade secrets of the Corporation or any of its subsidiaries, including without limitation any information regarding identifiable, specific and discrete business opportunities being pursued by the Corporation or any of its subsidiaries, such shareholder shall, unless otherwise determined by the Board, execute and deliver to the Corporation a confidentiality agreement satisfactory to the Corporation.

The provisions of this Article Fifteenth shall terminate and cease to be of any further force and effect upon consummation of the IPO.

SIXTEENTH: To the maximum extent permitted from time to time under the law of the Republic of the Marshall Islands, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to its officers, directors or shareholders, other than those officers, directors or shareholders who are employees of the Corporation.  No amendment or repeal of this Article Sixteenth shall apply to or have any effect on the liability or alleged liability of any officer, director or shareholder for or with respect to any opportunities of which such officer, director, or shareholder becomes aware prior to such amendment or repeal.

The provisions of this Article Sixteenth shall terminate and cease to be of any further force and effect upon consummation of the IPO.

SEVENTEENTH: Solely for the purposes of Articles Twelfth through Seventeenth of these articles of incorporation:

1.                                      “Business Day” means any day other than a Saturday, Sunday or other day on which banks located in New York City and the Marshall Islands are authorized or obligated to close.

2.                                      “DTC” means the Depository Trust Company.

3.                                      “Equity Securities” means, with respect to the Corporation, (i) shares of any class of common stock and any other capital stock of the Corporation from time to time outstanding, (ii) obligations, evidences of indebtedness or other securities or interests, in each case that are convertible or exchangeable into shares of any class of common stock or any other capital stock of the Corporation and (iii) warrants, options or other rights to purchase or otherwise acquire shares of any class of common stock or any other capital stock of the Corporation.

4.                                      “Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

5.                                      “Oaktree” means OCM Marine Holdings TP, L.P., a Cayman Islands exempted limited partnership and OCM Marine Investments CTB, Ltd., a Cayman Islands exempt company.

6.                                      “Participant” means an institution that has an account with the depositary, with respect to a share of Common Stock or a warrant in its account.

7.                                      “Permitted Transferee” means (i) with respect to any shareholder who is a natural person, such shareholder’s spouse and lineal descendants (whether natural or adopted) and any trust that is and at all times remains solely for the benefit of the shareholder and/or the shareholder’s spouse and/or lineal descendants, and (ii) with respect to any shareholder which is an entity, any of such shareholder’s wholly owned Subsidiaries and parent companies that wholly own such shareholder and equityholders of such shareholder pursuant to a distribution in accordance with such shareholder’s governing documents.

8.                                      “Restriction Release Date” means the date on which the Corporation has a class of equity securities registered under Section 12(b) or Section 12(g) of the Exchange Act or is otherwise required to file reports under Section 13 or Section 15(d) of the Exchange Act.

9.                                      “Securities Act” means the Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.  Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future law.

10.                               “Transfer” means any sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest or other direct or indirect disposition or encumbrance of an interest whether with or without consideration, whether voluntarily or involuntarily or by operation of law) or the acts thereof.  The terms “Transferee,” “Transferred,” and other forms of the word “Transfer” shall have correlative meanings.

11.                               “Transfer Agent” means a trust company, bank or other custodian assigned by the Corporation to maintain books and records with respect to the ownership of record of shares of any class of capital stock.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on the 7th day of May, 2015.

/s/ Leonard J. Vrondissis
Name:	Leonard J. Vrondissis
Title:	Chief Financial Officer &
Executive Vice President